Exhibit 1.1

Cinco Resources, Inc.

           Shares
Common Stock
($0.001 par value)

Underwriting Agreement

New York, New York

, 2012

Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
As Representatives of the several Underwriters
named in Schedule I hereto
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

Cinco Resources, Inc., a corporation organized under the laws of Delaware (the “Company”), proposes to sell to the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, shares of common stock, $0.001 par value (“Common Stock”), of the Company (said shares to be issued and sold by the Company being hereinafter called the “Underwritten Securities”).  The Company also proposes to grant to the Underwriters an option to purchase up to additional shares of Common Stock to cover over-allotments, if any (the “Option Securities”; the Option Securities, together with the Underwritten Securities, being hereinafter called the “Securities”).  Certain terms used herein are defined in Section 20 hereof.

1.                                      Representations and Warranties.  The Company represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

(a)                                 Registration.  The Company has prepared and filed with the Commission a registration statement (file number 333-178990) on Form S-1, including a related preliminary prospectus, for registration under the Act of the offering and sale of the Securities.  As of the Execution Time, such Registration Statement, including any amendments thereto filed prior to the Execution Time, has become effective.  Copies of such Registration Statement and any amendment thereto, including any preliminary prospectus, have been previously furnished to you.  The Company will file with the Commission a final prospectus in accordance with Rule 424(b).  As filed, such final prospectus shall comply in all material respects with the applicable requirements of the Act and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the latest

Preliminary Prospectus) as the Company has advised you, prior to the Execution Time, will be included or made therein.

(b)                                 Registration Statement and Prospectus.  On the Effective Date, the Registration Statement did, and when the Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein) and on any date on which Option Securities are purchased, if such date is not the Closing Date (a “settlement date”), the Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act; on the Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date and any settlement date, the Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement, or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8 hereof.

(c)                                  Disclosure Package and Pricing Information.  (i) The Disclosure Package and the price to the public, the number of Underwritten Securities and the number of Option Securities to be included on the cover page of the Prospectus, when taken together as a whole, and (ii) each electronic road show, when taken together as a whole with the Disclosure Package and the price to the public, the number of Underwritten Securities and the number of Option Securities to be included on the cover page of the Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(d)                                 Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, any Preliminary Prospectus or the Prospectus.  The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use in such Issuer Free Writing Prospectus or Preliminary Prospectus, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(e)                                  Ineligible Issuer Status.  (i) At the time of filing the Registration Statement and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(f)                                   Organization and Good Standing of Company.  The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing as a foreign corporation would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(g)                                  Formation and Good Standing of Subsidiaries.  Each subsidiary of the Company has been duly incorporated, formed or organized, as the case may be, and is validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed or organized, as the case may be, with corporate or limited liability company, as applicable, power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Prospectus, and each subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or similar equity interests of each subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company, directly or through its subsidiaries, free and clear from liens, encumbrances, and defects, other than (i) pledges of such capital stock or other equity interests in connection with the Company’s senior secured revolving credit facility and second lien term loan facility and (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(h)                                 Capitalization.  The authorized equity capitalization of the Company is as set forth in the Disclosure Package and the Prospectus, and all of the issued shares of capital stock of the Company outstanding prior to the issuance of the Securities by the Company have been duly authorized and validly issued, are fully paid and non-assessable and conform in all material respects to the description of the capital stock contained in the most recent Preliminary Prospectus and, except as set forth in or contemplated in the Disclosure Package, the Prospectus and Schedule 1(h) to this Agreement, are not subject to any preemptive or similar rights.  Except as set forth in or contemplated in the Disclosure Package, the Prospectus and Schedule 1(h) to this Agreement, no options, warrants or other rights to purchase or exchange any securities for shares of the Company’s capital stock of other equity interests of the Company or any of its subsidiaries are outstanding.

(i)                                     Valid Issuance of Securities.  At the Closing Date and each settlement date, the Underwritten Securities or the Option Securities, as the case may be, will be duly authorized and, when issued and delivered to the Underwriters against payment therefor in accordance with this Agreement, will be validly issued, fully paid and non-assessable; will conform in all material respects to the description thereof contained in the Disclosure Package and the Prospectus; and will be free of statutory and contractual preemptive and similar rights.

(j)                                    Accurate Disclosures and Exhibits.  There is no agreement, contract or other document of a character required to be described in the Registration Statement, the Disclosure Package or Prospectus, or to be filed as an exhibit to the Registration Statement, which is not described or filed as required; and the statements in (i) the Preliminary Prospectus and the Prospectus under the headings “Business — Regulation of the Oil and Natural Gas Industry”, “Business — Environmental, Health and Safety Regulation”, “Business — Legal Proceedings”, “Certain Relationships and Related Party Transactions”, “Description of Capital Stock”, “Material U.S. Federal Income Tax Considerations to Non-U.S. Holders” and (ii) Item 15 of the Registration Statement, in each case, insofar as such statements summarize legal matters, agreements, documents, or proceedings discussed therein, are accurate and complete in all material respects.

(k)                                 Authorization of Underwriting Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(l)                                     Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Prospectus, will not be required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(m)                             Absence of Further Requirements.  No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the consummation of the transactions contemplated herein, except (i) such as have been obtained or made under the Act, and (ii) for any necessary filings or qualifications under the rules and regulations of The NASDAQ Stock Market, the Financial Industry Regulatory Authority, Inc. (“FINRA”) or under applicable state securities blue sky laws of the various jurisdictions in which the Securities are being offered by the Underwriters.

(n)                                 Registration Rights.  Except as set forth in or contemplated in the Disclosure Package, there are no contracts, agreements or understandings between the Company and any person or entity granting such person or entity the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or entity or to require the Company to include such securities in the securities registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person or entity to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(g) hereof.

(o)                                 Financial Statements.  The historical consolidated financial statements (including the related notes and supporting schedules) of the Company and its consolidated subsidiaries included in the Preliminary Prospectus, the Prospectus and the Registration Statement, present fairly the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form, in all material respects, with the applicable accounting requirements of the Act and have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as otherwise noted therein).  The selected historical financial data set forth under the caption “Selected Historical Consolidated Financial Information” in the Preliminary Prospectus, the Prospectus and the Registration Statement fairly present on the basis stated in the Preliminary Prospectus, the Prospectus and the Registration Statement, the information included therein.

(p)                                 Legal Proceedings.  Except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) could reasonably be expected to have a Material Adverse Effect.

(q)                                 Title to Property.  Except as disclosed in the Disclosure Package and the Prospectus, (i) the Company and its subsidiaries have (A) legal, valid and defensible title to the interests in the oil and natural gas properties described in the Disclosure Package, the Prospectus and the Registration Statement and (B) good and marketable title to all other real properties and all other properties and assets owned by them, in each case free from pledges, liens, charges, encumbrances and defects of any kind other than (x) pursuant to the Company’s senior secured revolving credit facility or second lien term loan facility, (y) those that are described in the Disclosure Package or (z) those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as described in the Disclosure Package, all of the leases and subleases of real property of the Company or any of its subsidiaries and under which the Company or any of its subsidiaries holds properties described in the

Disclosure Package, are in full force and effect, and neither the Company nor any of its subsidiaries has received written notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of such leases or subleases, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(r)                                    Absence of Defaults and Conflicts Resulting from Transaction.  Neither the issuance and sale of the Securities nor the consummation of any other of the transactions herein contemplated, nor the fulfillment of the terms hereof will conflict with or result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, loan agreement, note agreement, other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which any of the property or assets of the Company or any of its subsidiaries is subject or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in the case of clauses (ii) and (iii), for such breach or violation as would not, individually or in the aggregate, have a Material Adverse Effect.

(s)                                   No Violation.  Neither the Company nor any of its subsidiaries is (i) in violation of any provision of its respective certificate of incorporation or bylaws (or similar organizational documents) (ii) in default (or, with the giving of notice or lapse of time, would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, lease, mortgage, loan agreement or other agreement or instrument to which any of them is a party, by which any of them is bound or to which its or their respective properties is subject or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their respective properties, as applicable, except in the case of clauses (ii) and (iii), for such violations or defaults, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t)                                    Independent Public Accountants.  Hein & Associates, LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included in the Disclosure Package and the Prospectus, are independent registered public accountants with respect to the Company and its subsidiaries within the meaning of the Act.

(u)                                 No Transfer Taxes.  There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof,

required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Securities.

(v)                                 Taxes.  The Company and its subsidiaries have filed all tax returns that are required to be filed or have requested extensions thereof except (i) in any case in which the failure so to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), and, except as set forth or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), have paid all taxes required to be paid by it or them and any other assessment, fine or penalty levied against it or them, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w)                               No Labor Dispute.  No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened or imminent that could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(x)                                 Insurance Matters. The Company and its subsidiaries are insured by insurers with appropriately rated claims-paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto); and the Company will obtain directors’ and officers’ insurance in such amounts as is customary for an initial public offering.

(y)                                 No Restrictions or Dividends.  No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(z)                                  Licenses and Permits. The Company and its subsidiaries possess and are in compliance with the terms of all licenses, certificates, permits, franchises and other approvals or authorizations (“Licenses”) that are necessary to the conduct of the business now conducted or proposed in the Disclosure Package and the Prospectus to be conducted by them, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; except as disclosed in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Licenses that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate,  have a Material Adverse Effect.

(aa)                          Internal Controls.  Except as set forth in the Disclosure Package, the Company maintains internal controls over accounting matters and financial reporting and legal and regulatory compliance controls (collectively, “Internal Controls”) that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are, or upon consummation of the offering of the Securities will be, overseen by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) in accordance with rules promulgated under the Exchange Act.  The Company has not publicly disclosed or reported to the Audit Committee or the Company’s Board of Directors a significant deficiency or material weakness (as such terms are defined in Rule 1-02 of Regulation S-X of the Commission), a change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), or any matter which, if determined adversely, would have a Material Adverse Effect.

(bb)                          Absence of Accounting Issues.  A member of the Audit Committee has confirmed to the Chief Financial Officer of the Company that, except as set forth in the Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(cc)                            No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(dd)                          Environmental Compliance.  Except as disclosed in the Disclosure Package, (i) the Company and its subsidiaries are (A) in compliance with any and all applicable federal, state and local laws, rules, regulations, judgments, decrees, and orders relating to pollution or the protection of the environment, natural resources or human health and safety (to the extent human health and safety relate to exposure to Hazardous Materials), including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials (collectively, “Environmental Laws”), (B) have timely applied for or received, and are in compliance with, all Licenses required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted and (C) have not received written notice of any actual or potential liability under, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice; and (ii) there are no remedial costs or liabilities associated with the Release into the environment of any Hazardous Materials, except where such failure to comply as described in (i)(A) or (i)(B) above, such failure to apply for or receive a License as described in (i)(B) above, such receipt of a notice as described in (i)(C) above and such costs or liabilities as described in (ii) above would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  “Hazardous Materials” means any material, chemical, substance, waste, pollutant or contaminant, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas, natural gas liquids, asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which may reasonably be expected to give rise to liability under any Environmental Law.  “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment.

(ee)                            Compliance with ERISA.  None of the following events has occurred or exists:  (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect.  None of the following events has occurred or is reasonably likely to occur:  (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could, individually or in the aggregate, have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to their employment that could, individually or in the aggregate, have a Material Adverse Effect.  For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company or any of its subsidiaries may have any liability.

(ff)                              Sarbanes-Oxley Act of 2002.  The Company and, to the knowledge of the Company, the Company’s directors or officers, in their capacities as such, are in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”).

(gg)                            Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of, or has taken any action, directly or indirectly, that would result in, a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA.

(hh)                          Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ii)                                  Office of Foreign Asset Control.  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(jj)                                Underwriter Relationships.  Except as disclosed in the Disclosure Package, the Prospectus and the Registration Statement, the Company (i) does not have any material lending or other relationship with any bank or lending affiliate of any Underwriter and (ii) does not intend to use any of the proceeds from the sale of the Securities to repay any outstanding debt owed to any affiliate of any Underwriter.

(kk)                          Statistical and Market-Related.  Any third-party statistical and market-related data included in the Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.

(ll)                                  Possession of Intellectual Property.  The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company and its subsidiaries’ rights in or to any such intellectual property rights, and the Company is unaware of any facts which would form a reasonable basis for any such claim.

(mm)                  Independent Petroleum Engineer.  Netherland, Sewell & Associates, Inc. (“NSAI”), who has issued a reserve report with respect to certain of the Company’s oil and natural gas reserves and who has delivered the letter referred to in Section 6(j) hereof (the “NSAI Letter”), was, as of the date(s) of the reports referenced in such letter, and is, as of the date hereof, an independent petroleum engineering firm with respect to the Company and its subsidiaries.

(nn)                          Information Underlying NSAI Reports.  The factual information underlying the estimates of the Company’s oil and natural gas reserves and resources, which was supplied by the Company to NSAI for the purposes of preparing the reserve and resource reports and estimates of the Company used in preparing the NSAI Letter, including, without limitation, costs of operation and development and agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices; other than production of the reserves in the ordinary course of business and intervening market commodity price fluctuations or as otherwise set forth in the Disclosure Package, the Company is not aware of any facts or circumstances that would result in a material adverse change in the estimates of the Company’s oil and natural gas reserves, or the present value of future net cash flows therefrom, as described in the Registration Statement, the Disclosure Package and the Prospectus and as reflected in the reports referenced in the NSAI Letter; the Company has no reason to believe that such estimates do not fairly reflect, in all material respects, the oil and natural gas resources of the Company as of the dates indicated in the Disclosure Package, the Prospectus and the Registration Statement.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter.

2.                                      Purchase and Sale.  (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of $        per share, the amount of the Underwritten Securities set forth opposite such Underwriter’s name in Schedule I hereto.

(b)                                 Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to              Option Securities at the same purchase price per share as the Underwriters shall pay for the Underwritten Securities, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Underwritten Securities but not payable on the Option Securities.  Said option may be exercised only to cover over-allotments in the sale of the Underwritten Securities by the Underwriters.  Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Prospectus upon written or telegraphic notice by the Representatives to the Company setting forth the number of shares of the Option Securities as to which the several Underwriters are exercising the option and the settlement date.  The number of Option Securities to be purchased by each Underwriter shall be the same percentage of the total number of shares of the Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional shares.

3.                                      Delivery and Payment.  Delivery of and payment for the Underwritten Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day immediately preceding the Closing Date) shall be made at 10:00 AM, New York City time, on             , 2012, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”).  Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company.  Delivery of the Underwritten Securities and the Option Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

If the option provided for in Section 2(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives, at 388 Greenwich Street, New York, New York, on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company.  If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4.                                      Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Prospectus.

5.                                      Agreements.  The Company agrees with the several Underwriters that:

(a)                                 Prior to the termination of the offering of the Securities, the Company will not file any amendment of the Registration Statement or supplement to the Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished the Representatives a copy for their review prior to filing and will not file any such proposed amendment or supplement to which the Representatives reasonably object.  The Company will cause the Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing.  The Company will promptly advise the Representatives (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose.  The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the

Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b)                                 If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Company will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(c)                                  If, at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Act or the rules thereunder, the Company promptly will (i) notify the Representatives of any such event; (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement which will correct such statement or omission or effect such compliance; and (iii) supply any supplemented Prospectus to the Representatives in such quantities as they may reasonably request.

(d)                                 As soon as reasonably practicable, the Company will make generally available to its security holders and to the Representatives an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(e)                                  The Company will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request.  The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f)                                   The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may reasonably request and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to (i) qualify to do business in any jurisdiction where it is not now so qualified or (ii) take any action that would (A) subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject, or (B) subject it to taxation in any such jurisdiction where it is not now so subject.

(g)                                  The Company will not, without the prior written consent of the Representatives offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of (other than any registration statement on Form S-8 related to the Company’s equity incentive plans), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock; or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement (the “Lock-Up Period”), provided, however, that the Company may issue and sell (i) the Securities to the Underwriters, (ii) Common Stock and awards (including stock options) exercisable for, or convertible into, Common Stock pursuant to any employee stock option or incentive plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time or which is described in, or filed as an exhibit to, the Registration Statement, (iii) Common Stock issuable upon the exercise or conversion of securities or the exercise of warrants outstanding at the Execution Time and (iv) Common Stock in an amount not to exceed an aggregate of 10% of the shares of Common Stock of the Company to be outstanding immediately following the sale of the Securities pursuant to this Agreement in connection with one or more acquisitions by the Company of the assets or capital stock of another person or entity, whether through merger, asset acquisition, stock purchase or otherwise; provided, further however, that in each case of (ii), (iii) and (iv) of this paragraph, the issuance of such shares of Common Stock by the Company shall be subject to the condition that each recipient of such shares has previously signed (or will enter into prior to or concurrently with such issuance) a lock-up agreement substantially in the form of Exhibit A hereto.  Notwithstanding the foregoing, if (x) during the last 17 days of the Lock-Up Period the Company issues an earnings release or material news or a material event relating to the Company occurs, or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then, the Lock-Up Period will be extended and the restrictions imposed in this clause shall continue to apply until the expiration of the 18-day period beginning on, and including, the issuance of the earnings release or the occurrence of the material news or material event.  The Company will provide the Representatives and any co-managers and each individual subject to the Lock-Up Period pursuant to the lock-up letters described in Section 6(i) hereof with prior notice of any such announcement that gives rise to an extension of the Lock-Up Period.

(h)                                 If the Representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lock-up letter described in Section 6(i) hereof for an officer or director of the Company and provide the Company with notice of the impending release or waiver at least three Business Days before the effective date of the release or waiver, the Company agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit B hereto through a major news service at least two Business Days before the effective date of the release or waiver.

(i)                                     The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(j)                                    The Company agrees to pay the costs and expenses relating to the following matters:  (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Securities, including any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (v) the registration of the Securities under the Exchange Act and the listing of the Securities on the NASDAQ National Market; (vi) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with FINRA (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (x) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(k)                                 The Company agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has or shall have obtained the prior written consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405), required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule II hereto and any electronic road show.  Any such free writing prospectus consented to by the Representatives or the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.  The Company represents that is has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

6.                                      Conditions to the Obligations of the Underwriters.  The obligations of the Underwriters to purchase the Underwritten Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)                                 The Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)                                 The Company shall have requested and caused (i) Thompson & Knight LLP, special counsel for the Company, to have furnished to the Representatives their opinion, dated the Closing Date and addressed to the Representatives, in the form attached hereto as Exhibit C-1, and (ii) McDavid, Noblin & West PLLC, special counsel for the Company, to have furnished to the Representatives their opinion, dated the Closing Date and addressed to the Representatives, in the form attached hereto as Exhibit C-2.

(c)                                  The Representatives shall have received from Vinson & Elkins L.L.P., counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d)                                 The Company shall have furnished to the Representatives a certificate of the Company, signed by the principal executive officer and the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Prospectus and any amendment or supplement thereto, as well as each electronic road show used in connection with the offering of the Securities, and this Agreement and that:

(i)                                     the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii)                                  no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii)                               since the date of the most recent financial statements included in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(e)                                  At the Execution Time and on the Closing Date and on any settlement date, Hein & Associates LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof, addressed to the Underwriters and in the form of Exhibit D hereto (except that, in any letter dated the Closing Date or a settlement date, the specified date referred to in Exhibit D shall be a date no more than three days prior to such Closing Date or settlement date, confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Act and the Exchange Act.

(f)                                   Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Prospectus (exclusive of any supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the

Registration Statement (exclusive of any amendment thereto), the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(g)                                  Prior to the Closing Date, the Company shall have furnished to the Representatives such additional certificates and documents as the Representatives may reasonably request.

(h)                                 The Securities shall have been approved for listing on the NASDAQ National Market, subject to notice of issuance, and satisfactory evidence of such action shall have been provided to the Representatives.

(i)                                     At the Execution Time, the Company shall have furnished to the Representatives a letter substantially in the form of Exhibit A hereto from each officer and director of the Company and the persons listed in Schedule III hereto addressed to the Representatives.

(j)                                    At the Execution Time and on the Closing Date and on any settlement date, NSAI shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof, addressed to the Underwriters, and in the form of Exhibit E hereto (i) confirming that, as of the date of its reserve reports, it was an independent reserve engineer for the Company and/or its subsidiaries and that, as of the date of such letter, no information had come to its attention that could reasonably have been expected to cause it to withdraw its reserve report and (ii) otherwise in form and substance acceptable to the Representatives.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives.  Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Vinson & Elkins L.L.P., counsel for the Underwriters, at 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, on the Closing Date.

7.                                      Reimbursement of Underwriters’ Expenses.  If the sale of the Securities provided for herein is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters severally through Citigroup Global Markets, Inc. for all out-of-pocket expenses (including reasonable and documented fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.                                      Indemnification and Contribution.  (a)  The Company agrees to indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, affiliates and agents, and each person, if any, who controls such Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act (each an “Indemnified Party”) against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in any Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b)                                 Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity.  This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have.  The Company acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Securities and, under the heading “Underwriting”, (ii) the list of Underwriters and their respective participation in the sale of the Securities, (iii) the sentences related to concessions and reallowances and (iv) the paragraph related to stabilization, syndicate covering transactions and penalty bids in the Preliminary Prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Preliminary Prospectus, the Prospectus or any Issuer Free Writing Prospectus.

(c)                                  Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable and documented fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm (in addition to any special or local counsel) for all indemnified parties, and that all such fees and expenses shall be paid or reimbursed as they are incurred. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d)           In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall (i) any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder or (ii) Simmons & Company International (the “Independent Underwriter”) in its capacity as “qualified independent underwriter” (within the meaning of NASD, Inc. Conduct Rule 2720) be responsible for any amount in excess of the compensation received by the Independent Underwriter for acting in such capacity.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations.  Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus.  Benefits received by the Independent Underwriter in its capacity as “qualified independent underwriter” shall be deemed to be equal to the compensation received by the Independent Underwriter for acting in such capacity. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

(e)           Without limitation of and in addition to its obligations under the other paragraphs of this Section 8, the Company agrees to indemnify and hold harmless the Independent Underwriter, its partners, members, directors, officers, employees, affiliates and agents and each person who controls such Independent Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon the Independent Underwriter’s acting as a “qualified independent underwriter” (within the meaning of NASD, Inc. Conduct Rule 2720) in connection with the offering contemplated by this Agreement, and agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of the Independent Underwriter.

9.             Default by an Underwriter.  If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company.  In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.

10.           Termination.  This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the NASDAQ National Market or trading in securities generally on the New York Stock Exchange or the NASDAQ National Market shall have been suspended or limited or minimum prices shall have been established on either of such exchanges, (ii) a general banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis, the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereto), the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

11.           Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities.  The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.           Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Representatives at Citigroup Global Markets Inc., Attention: General Counsel (fax no.: (212) 816-7912) and confirmed to Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel, with a copy to Vinson & Elkins L.L.P., 2001 Ross Avenue, 37th Floor, Dallas, Texas 75201, Attention: Christine A. Hathaway; or, if sent to the Company, will be mailed, delivered or telefaxed to it at Cinco Resources, Inc., Attention: Wayne B. Stoltenberg, Chief Financial Officer (fax no.: (214) 520-6464) and confirmed to the Company at Cinco Resources, Inc., 2626 Howell Street, Suite 800, Dallas, Texas 75204, Attention: Wayne B. Stoltenberg, Chief Financial Officer, with a copy to Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas 75201, Attention: Joe Dannenmaier; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

13.           Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14.           No Fiduciary Duty.  The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity.  Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company on related or other matters).  The Company agrees that it will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

15.           Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

16.           Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17.           Waiver of Jury Trial.  The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.           Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

19.           Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

20.           Definitions.  The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Prospectus that is generally distributed to investors and used to offer the Securities, (ii) each Issuer Free Writing Prospectus, if any, identified in Schedule II hereto, and (iii) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus (as defined in Rule 433).

“Preliminary Prospectus” shall mean any preliminary prospectus referred to in paragraph 1(a) above and any preliminary prospectus included in the Registration Statement at the Effective Date that omits Rule 430A Information.

“Prospectus” shall mean the prospectus relating to the Securities that is first filed pursuant to Rule 424(b) after the Execution Time.

“Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430A, as amended at the Execution Time and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430A” and “Rule 433” refer to such rules under the Act.

“Rule 430A Information” shall mean information with respect to the Securities and the offering thereof permitted to be omitted from the Registration Statement when it becomes effective pursuant to Rule 430A.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

Very truly yours,

Cinco Resources, Inc.

By:
Name:	Jon L. Glass
Title:	President and Chief Executive Officer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Citigroup Global Markets Inc.

By:	Citigroup Global Markets Inc.

By:
Name:
Title:

Wells Fargo Securities, LLC

By:
Name:
Title:

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

SCHEDULE I

Underwriters	Number of Underwritten Securities to be Purchased
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
RBC Capital Markets, LLC
Simmons & Company International
Tudor, Pickering, Holt & Co. Securities, Inc.
Dahlman Rose & Company, LLC

Total

1

SCHEDULE II

FREE WRITING PROSPECTUSES INCLUDED IN DISCLOSURE PACKAGE

[List, if any]

1

SCHEDULE III

PERSONS DELIVERING LOCK-UP AGREEMENTS

Yorktown Energy Partners IV, L.P.

Yorktown Energy Partners V, L.P.

Yorktown Energy Partners VI, L.P.

Yorktown Energy Partners VII, L.P.

Yorktown Energy Partners VIII, L.P.

Yorktown Energy Partners IX, L.P.

1

EXHIBIT A

[Form of Lock-Up Agreement]

Cinco Resources, Inc.
Public Offering of Common Stock

, 2012

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), among Cinco Resources, Inc., a Delaware corporation (the “Company”), and each of you as representatives (the “Representatives”) of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.001 par value (the “Common Stock”), of the Company (the “Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, directly or indirectly, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “SEC”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for capital stock of the Company (collectively, “Restricted Securities”), or publicly announce an intention to effect any such transaction, for a period of 180 days after the date of the Underwriting Agreement (the “Lock-Up Period”). In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Restricted Securities.

Notwithstanding anything herein to the contrary, the restrictions contained in this Agreement shall not apply to (a) any transfer of shares of Common Stock disposed of by bona fide gift, will or intestacy or through transfer to an immediately family member or a trust formed for the benefit of an immediate family member; (b) if the undersigned is not a natural person, any distribution of shares of Common Stock to limited partners, members or stockholders of the undersigned; (c) the exercise of options to purchase shares of Common Stock granted pursuant to the Company’s existing long term incentive plans described in the Company’s prospectus filed with the SEC on                     , 2012 (the “Incentive Plans”), provided that, the shares received upon such exercise shall remain subject to this Agreement except as provided in clause (d) or (e); (d) the transfer of shares of Common Stock to pay the exercise price of options to purchase shares of Common Stock and/ or any applicable withholding taxes upon the exercise thereof pursuant to the Company’s Incentive Plans; (e) the transfer of shares of Common Stock issued upon the “cashless” exercise of options to purchase Common Stock for any withholding taxes payable upon the exercise thereof or to pay the exercise price thereof pursuant to the Company’s Incentive Plans; (f) the transfer of shares of Common Stock to pay any applicable withholding taxes upon the vesting of restricted stock awards (or upon any other taxable event) under the Company’s Incentive Plans; and (g) the disposition of shares of Common Stock, securities convertible into or exercisable or exchangeable for Common Stock pursuant to any merger, consolidation, business combination, tender offer or change of control transaction involving the Company and an unaffiliated third party on terms available to the stockholders of the Company generally; provided that, with respect to clauses (a) and (b), (i) each transferee or distributee agrees to be bound in writing by the terms of this Agreement prior to such transfer or distribution, (ii) such transfer or distribution shall not involve a disposition for value and (iii) no filing by any party (donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.  Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release.  The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

If (i) the Company issues an earnings release or announces material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event, unless the Representatives waive, in writing, such extension.  The undersigned hereby acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the Lock-Up Period and agrees that any such notice properly delivered will be deemed to have given to, and received by, the undersigned.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), this Agreement shall likewise be terminated.

Yours very truly,

[Signature of officer, director or major stockholder]

[Name and address of officer, director or major stockholder]

EXHIBIT B

[Form of Press Release]

Cinco Resources, Inc.

[Date]

Cinco Resources, Inc. (the “Company”) announced today that, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, the joint book-running managers in the Company’s recent public sale of          shares of common stock, are [waiving] [releasing] a lock-up restriction with respect to           shares of the Company’s common stock held by [certain officers or directors] [an officer or director] of the Company.  The [waiver] [release] will take effect on      ,         2012, and the shares may be sold on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

ADDENDUM

[Form of Waiver of Lock-up]

[Letterhead of CGMI]

Cinco Resources, Inc.
Public Offering of Common Stock

, 2012

[Name and Address of

Officer or Director

Requesting Waiver]

Dear Mr./Ms. [Name]:

This letter is being delivered to you in connection with the offering by Cinco Resources, Inc. (the “Company”) of             shares of common stock, $0.001 par value (the “Common Stock”), of the Company and the lock-up letter dated               , 2012 (the “Lock-up Letter”), executed by you in connection with such offering, and your request for a [waiver] [release] dated          , 2012, with respect to            shares of Common Stock (the “Shares”).

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC hereby agree to [waive] [release] the transfer restrictions set forth in the Lock-up Letter, but only with respect to the Shares, effective           ,2012; provided, however, that such [waiver] [release] is conditioned on the Company announcing the impending [waiver] [release] by press release through a major news service at least two business days before effectiveness of such [waiver] [release].  This letter will serve as notice to the Company of the impending [waiver] [release].

Except as expressly [waived] [released] hereby, the Lock-up Letter shall remain in full force and effect.

Yours very truly,

Citigroup Global Markets Inc.

By:	Citigroup Global Markets Inc.

By:
Name:
Title:

Wells Fargo Securities, LLC

By:	Wells Fargo Securities, LLC

By:
Name:
Title:

cc: Cinco Resources, Inc.

EXHIBIT C-1

[FORM OF OPINION OF THOMPSON & KNIGHT LLP]

EXHIBIT C-2

[FORM OF OPINION OF MCDAVID, NOBLIN & WEST PLLC]

EXHIBIT D

[FORM OF OPINION OF HEIN & ASSOCIATES LLP LETTER]

EXHIBIT E

[FORM OF NETHERLAND SEWELL & ASSOCIATES, INC. LETTER]

Schedule 1(h)

Preemptive or similar rights:

Pursuant to the terms of that certain Settlement Agreement dated as of August 28, 2009 (the “Settlement Agreement”) by and among Dernick Resources, Inc., Stephen H. Dernick, David D. Dernick, Dennis W. Bartoskewitz, Alan C. Buckner and Cinco Natural Resources Corporation (“CNRC”), CNRC granted each of Stephen H. Dernick, David D. Dernick, Dennis W. Bartoskewitz and Alan C. Buckner (collectively, the “Former Employees”) a right to purchase solely for cash such Former Employee’s pro rata share with respect to future sales by CNRC of its shares (the “Right of First Offer”).  Pursuant to a corporate reorganization in October 2009, CNRC became a wholly-owned subsidiary of the Company, and all shares of CNRC common stock were converted into shares of the Company’s common stock and the Right of First Offer became applicable to the Company’s common stock instead of CNRC shares.  This Right of First Offer shall terminate and be of no further force and effect upon the consummation of the Company’s initial public offering (“IPO”).

Warrants to purchase shares of the Company’s common stock:

Holder	Number of Shares Subject to Warrant*	Strike Price	Expiration Date
David D. Dernick	26,600	$ 150 per share	August 28, 2016
Stephen H. Dernick	26,600	$ 150 per share	August 28, 2016
Dennis W. Bartoskewitz	8,750	$ 150 per share	August 28, 2016
Alan C. Buckner	8,750	$ 150 per share	August 28, 2016

*                                         The number of shares subject to these warrants have not been adjusted to reflect the Company’s four-for-one stock split to be effected prior to the consummation of the Company’s IPO.